10.42* GMAC Retail Plan Agreement

GMAC RETAIL PLAN

      This Agreement between General Motors Acceptance Corporation, 3044 West Grand Boulevard, Detroit, Michigan, 48202 ("GMAC") and Major Fleet & Leasing Corp. located at 1044 Northern Blvd. Roslyn, NY 11576 (Dealership Name) hereinafter called Dealer, sets out the basic terms under which retail installment contracts between Dealer and a retail buyer ("Contracts") may be purchased by GMAC from Dealer and the rights and obligations of Dealer and GMAC with regard to those Contracts. Sections I and IV of this Agreement also set out additional rights and obligations of Dealer and GMAC with regard to Contracts assigned to GMAC by General Motors Corporation.

I Sale and Purchase of Contracts

GMAC may purchase Contracts offered by Dealer it acceptable to GMAC at a discount rate established from time to time by GMAC. Any excess of the finance charge stated in the Contract over the GMAC discount ("Difference") shall be governed by the following:

A On Contracts assigned with recourse ('Recourse Transactions"), Dealer unconditionally guarantees payment on demand of the unpaid balance of the Contract and all losses and expenses Incurred by GMAC in the event of a default in payment of any installment that results in repossession of the vehicle, except as otherwise provided by the terms of this Agreement. GMAC will retain from the Difference and credit to a Dealer account with GMAC an amount designated by GMAC, constituting a percentage of the unpaid balance on Contracts. The remainder of the Difference will be paid to Dealer by GMAC. The Dealer account will secure all obligations of Dealer to GMAC and will be reduced by: (a) the amount of Dealer's proportionate share of any prepayment rebate and
(b) any other obligations of Dealer to GMAC. Periodically, GMAC will pay Dealer the amount of credits in the Dealer account which are in excess of a percentage designated by GMAC of the total unpaid balances outstanding on Contracts. GMAC reserves the right to suspend such payments or require Dealer to increase the amount of credits in such account if GMAC deems such action necessary to protect its interests.

B On Contracts assigned without recourse ("Non-Recourse Transactions"), Dealer has no payment obligations to GMAC In the event of default in payment by Buyer under a Contract, except such obligations as may be imposed by operation of
Section IV below. On Contracts assigned with limited recourse ("Limited Recourse Transactions"), Dealer unconditionally guarantees payment on demand of the unpaid balance of the Contract up to the amount agreed upon between Dealer and GMAC, except as modified by operation of Section IV below. On Non-Recourse Transactions and Limited Recourse Transactions, GMAC will credit the Difference to a Dealer account, which will secure all obligations of Dealer to GMAC. Monthly, the amount so credited will be paid to Dealer, less (a) the Dealer's proportionate share of any prepayment rebate and (b) any other obligations of Dealer to GMAC. If, in any month, the credits in the Dealer account are insufficient to cover (a) and (b) above, the shortage will be promptly paid by Dealer.

II Perfection of Security Interest in Vehicles Covered by Contracts

Unless required by local law, it is not necessary for Dealer to file or record Contracts or other documents to perfect the security interest in a vehicle sold pursuant to a Contract, as this responsibility will be assumed by GMAC. However. it is Dealer's responsibility to complete the necessary forms and documents at the time of sale and forward them together with the appropriate fees to those public officials who are responsible for issuing the certificate of title or registration.

III Insurance

A Unless prohibited by law, there must be physical damage Insurance acceptable to GMAC covering the vehicle referred to in a Contract against fire, theft and collision. However, collision coverage is not required on vehicles having an unpaid cash price balance less than $2000, or such other amount as may be established from time to time by GMAC.

B If complete and accurate information about insurance is furnished to GMAC at the time GMAC purchases the Contract, GMAC wit assume responsibility for the Buyer's compliance with insurance requirements thereafter. If complete and accurate information about insurance is not furnished to GMAC at the time GMAC purchases the Contract, Dealer will be responsible for any loss that would have been covered by required insurance. However. GMAC will assume responsibility for any uninsured losses occurring after twelve (12) months from the date of the Contract.

C on Recourse Transactions involving repossessed vehicles with insurable damage, GMAC will adjust any unpaid balance due from Dealer after repossession by the amount of one collision deductible and/or one comprehensive deductible not to exceed maximum deductible amounts established from time to time by GMAC. In each case the damage on a single loss must exceed the deductible. In the case of a vehicle not covered by collision insurance because the unpaid cash price balance was less than $2000 or such other amount as GMAC shall establish from time to time, GMACs adjustment will be limited to the lesser of the cost of repair, or the unpaid balance reduced by the salvage value of the vehicle.

IV Dealer Warranties, Representations and Indemnification

With respect to any Contracts, Dealer warrants and represents: (1) The Contract arose from the sale of the property described on the face of the Contract; (2) Dealer had title to the property at the time of sale free of any liens, except liens In favor of General Motors Corporation or GMAC; (3) All disclosures required by the law were properly made to the Buyer prior to the Buyer signing the Contract; (4) All insurance documentation will be delivered to the Buyer within the time required by law-, (5) To the best of Dealer's knowledge, the Customer Statement submitted is accurate; (6) The downpayment received by Dealer is exactly as stated; (7) The Contract is enforceable; and (f Dealer is licensed as required by law.

Each of these warranties and representations is material to GMAC's acceptance of the Contract. If any of them Is breached or Is erroneous Dealer unconditionally promises to accept assignment of the Contract and to pay GMAC, upon demand, the full amount of the unpaid balance under the Contract. Dealer also agrees to indemnify GMAC to the full extent of all losses or expenses incurred by GMAC as result of such breach or error.

Dealer agrees to indemnify GMAC for any judicial set-off or loss suffered as a result of acclaim or defense of Buyer against Dealer

If a Contract is rescinded. declared unenforceable. or voided by a court or an arbitrator. Dealer shall pay GMAC the full amount GM paid for the contract.

Dealer shall be liable even if a waiver. compromise. settlement or variation of the terms of the Contract releases the Buyer.

It Dealer breaches this Agreement Dealer shall pay GMAC all losses and expenses incurred by GMAC as a result of such breach. addition Dealer shall indemnify GMAC to any losses incurred by GMAC because of any judicial set-off or recovery suffered because

Major Fleet & Leasing Corp.


/s/ Bruce Bendell
Bruce Bendell, President

V Extended Warranty Protection and Service Contracts

If a Contract includes a charge for extended warranty protection or for a service contract offered by or through Dealer Dealer agrees to purchase the Contract from GMAC upon demand for the amount of the unpaid balance of the Contract if a claim or defense is asserted under the warranty or service contract and Dealer Is not able to resolve the dispute with the Buyer within ninety (90) days of the oldest unpaid installment.

V1 Repossession, Redemption and Disposition

A Recourse Transactions-in the event a default by the Buyer results in repossession, Dealer shall pay GMAC the unpaid balance (less applicable adjustments) if the vehicle Is returned to Dealer within ninety (90) days or such other period as the Dealer and GMAC may agree after the Buyer's default in payment of the oldest unpaid installment; provided, however, that (1) this time period will not be applicable if Dealer is in breach of this Agreement or the Contract covering the vehicle at the time of repossession; and provided further that (11) the running of this time period will be suspended In the event legal proceedings or arbitration, or confiscation or impoundment of the vehicle temporarily preclude GMAC from repossessing or returning the vehicle.

With respect to all repossessions returned to Dealer after the date of this Agreement, regardless of when the Contract covering that vehicle was purchased by GMAC, Dealer shall dispose of the vehicle and account to the Buyer in accordance with the following (to the extent permitted under applicable law.

1 The Buyer has by law the right to redeem the vehicle at any time before the vehicle has been disposed of or a contract is entered into for its disposition.

2 Following repossession, GMAC will send a notice informing the Buyer of the right to redeem. the amount necessary to redeem as of the date of the notice, and the date before which the vehicle may not be disposed of. A copy of this notice will be sent to Dealer. Dealer must permit the Buyer to redeem the vehicle in accordance with this notice, except In the limited circumstances set forth in the Repossession Accounting Procedures In the General Motors Dealers Standard Accounting System Manual ("Repossession Accounting Procedures"). Only such expenses as are allowable under the Repossession Accounting Procedures shall be Included in computing the amount Buyer must pay to redeem the vehicle.

3 If the Buyer fails to redeem the vehicle by the date before which the vehicle may not be disposed of, the Contract will be assigned to Dealer without recourse against GMAC. Dealer shall pay GMAC the amount due within fifteen (15) days of the date of GMAC's request for payment or immediately upon disposition of the vehicle, whichever occurs first. It payment is not received by GMAC within the fifteen (15) day period, GMAC may assess a charge thereafter at a rate established from time to time by GMAC.

4 Unless the Buyer redeems the vehicle, Dealer shall (1) dispose of it and (H) account to the Buyer, in accordance with the Repossession Accounting Procedures, which set forth the procedure for determining whether a surplus exists. Dealer is responsible for determining if a surplus or deficiency results from the disposition of the vehicle and In doing so may deduct only allowable expenses and other Items defined In the Repossession Accounting Procedures.

5 If there are available funds as calculated under the Repossession Accounting Procedures, Dealer shall pay GMAC Its allowable expenses and allowances out of the proceeds of disposition.

6 Dealer is responsible for paying the Buyer any surplus resulting from the disposition of the vehicle and Dealer must pay the surplus and account to the Buyer within a reasonable period of time of disposition.

7 If a deficiency results which is legally collectible and Dealer elects to attempt collection, Dealer must provide the Buyer with an accounting of the disposition In accordance with the Repossession Accounting Procedures.

8 If all or a portion of a deficiency is collected, Dealer shall pay GMAC such portion of the net amount collected as the amount of GMAC's allowable expenses and allowances bears to the total deficiency.

B Non-Recourse Transactions and Limited Recourse Transactions- Except as provided herein or as otherwise agreed, Dealer will have no responsibility for a Buyer default or disposition of a repossessed vehicle.

VII Termination

GMAC or Dealer may terminate this Agreement upon written notice to the other party, effective immediately The termination of this Agreement shall not release GMAC or Dealer from any obligations incurred with regard to Contracts that are subject to this Agreement or any other agreement.

VIll Miscellaneous

A Dealer Not Made Agent or Representative of GMAC-This Agreement does not make either party the agent or legal representative of the other for any purpose whatsoever, nor does It grant either party any authority to assume or to create any obligation on behalf of - or in the name of the other Neither party owes the other any fiduciary obligation.

8 Dealer's participation in the GMAC Retail Plan is at Dealer's sole election and GMAC and Dealer acknowledge that Dealer Is free to secure either wholesale or retail financing from the financial institution of Dealer's choice.

IX Other Agreements

This Agreement cancels and supersedes the provisions relating to the GMAC Retail Plan In the "GMAC Manual for Exclusive Use of Dealers In Motor Vehicles of General Motors Make" ("Manual"). The terms of this Agreement may be modified and supplemented by agreements now existing, except for the Manual, or subsequently entered Into between GMAC and Dealer relating to the retail financing of motor vehicles (e.g.. General Motors Acceptance Corporation Dealer Retail Passenger Car Fleet Financing Agreement, General Motors Acceptance Corporation Dealer Retail Truck Financing Agreement).

No modification of the terms of this Agreement shall be binding upon Dealer or GMAC unless it is in writing and is signed by authorized representatives of Dealer and GMAC. Dealer waives notice of acceptance of any guarantee in this agreement and notices of non-payment and non-performance.

Dated: April 26, 1990

GENERAL MOTORS ACCEPTANCE CORPORATION